Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Inteliquent, Inc. (formerly known as Neutral Tandem, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the global data business) and our report on the effectiveness of Inteliquent, Inc.’s internal control over financial reporting dated March 11, 2014, appearing in the Annual Report on Form 10-K of Inteliquent, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 26, 2015